PROMISSORY NOTE

 February 10, 2016

FOR VALUE RECEIVED, Oaxaca Resources Corp., a Nevada Corporation, promises to pay John Edward Cooper, on or before December 31, 2018, the amount of Two Thousand Five Hundred Dollars ($2,500.00) in the currency of the United States, plus simple interest on the principal amount of this Promissory Note accrued at a rate of 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

OAXACA RESOURCES CORP.

Per  /s/ Michael Gilliland

     Michael Gilliland, Pres., CEO, CFO